EXHIBIT 10.32 ChevronTexaco Energy Technology Company 100 Chevron Way Richmond, CA 94802 Tel 510 242-3000 Fax 510 242-2405
February 4, 2005

Sulphco, Inc.
850 Spice Islands Drive
Sparks, Nevada 89431

Re: Extension and Amendment to the Collaboration Agreement Between Sulphco., Inc. and ChevronTexaco Energy Technology Company Effective August 6, 2004

Gentlemen:

Reference is made to the above-identified Collaboration Agreement (“Agreement”) between Sulphco, Inc. (“Sulphco”) and ChevronTexaco Energy Technology Company (“ETC”) in which the parties have agreed to carry out testing of Sulphco’s technology for the removal of sulfur from petroleum products.

Phase I (as defined in Section 1.24 of the Agreement) is set to expire on February 6, 2005 since the parties have not yet been able to demonstrate either of the milestones provided therein. The parties would like to extend the period of Phase I for an additional three (3) months so as to allow more time to carry out further testing of Sulphco’s technology. Accordingly, the Agreement is amended as follows:

At Page 5, Section 1.24, line 5, change “six (6) months” to --nine (9) months--.

Discussions between representatives of the respective parties have evidenced an interest in amending the terms of the exclusivity provisions set forth in Sections 1.7 and 3.8 of the Agreement. Accordingly, the Agreement is amended as follows:

At Page 3, delete Section 1.7 in its entirety.

At Page 10, delete Section 3.8 in its entirety.

In consideration of ETC agreement with the extension and amendments made to Sections 1.7 and 3.8, SulphCo hereby agrees that in the event that it pursues any collaboration with any third party related to the use of the deSNTM technology in the Field of Collaboration (as defined in the Agreement) it will so advise ETC, and will offer ETC the opportunity to participate in such collaboration. Further, SulphCo hereby warrants that if it enters into any collaboration with another party, it will ensure by the terms of its agreement with such party (1) that all improvements made to the deSNTM technology by such party, and rights to use such improvements, will be made available to SulphCo and to ETC for their use in the pursuits under the Agreement and any subsequent agreements between them; and (2) that such party will not be granted the right to sublicense the deSNTM technology to any other party (or in any other manner pass to another any rights to practice the deSNTM technology or any portion thereof).
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SulphCo, Inc. February 4, 2005

As a further consideration hereunder, while SulphCo may be responsive to third party inquiries regarding the deSNTM technology, due to the proprietary nature of the deSNTM technology, SulphCo will exercise its best efforts to protect its and ETC’s intellectual property positions from premature public disclosures. Also, SulphCo will not discuss the scope or terms of the Agreement with any third party except as expressly provided in Article 6 of the Agreement nor speak on behalf of ChevronTexaco, and will use its best efforts to prevent the use of ChevronTexaco’s or any ChevronTexaco affiliate’s name from appearing in any press release or other external publication.

Upon completed execution hereof by both SulphCo and ETC, the terms of this Extension and Amendment to the Collaboration Agreement Between Sulphco., Inc. and ChevronTexaco Energy Technology Company shall be effective February 6, 2005. Except as expressly amended above, all other terms and conditions of the Agreement shall remain in full force and effect, and shall apply to this Extension and Amendment to the Collaboration Agreement as if they were incorporated herein by reference.

If you are in agreement with the foregoing, please have an authorized representative of your company executed the duplicate copy of this Letter Agreement and return the same to us for our files.

Very truly yours, /s/ ChevronTexaco Energy Technology Corporation

Agreed to and Accepted this
7th day of February, 2005

Sulphco, Inc.

/s/ Rudolf W. Gunnerman

Title: Chairman and CEO
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